UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

LipoScience, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

53630M108
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 53630M108	13G	Page 2 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Buzz Benson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 53630M108	13G	Page 3 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Joseph Biller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 53630M108	13G	Page 4 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Maureen Harder
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 53630M108	13G	Page 5 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Scott Ward
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 53630M108	13G	Page 6 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 53630M108	13G	Page 7 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Healthcare Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 53630M108	13G	Page 8 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Healthcare Management III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 53630M108	13G	Page 9 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Healthcare Opportunity Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 53630M108	13G	Page 10 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Opportunity Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 53630M108	13G	Page 11 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Healthcare Vintage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 53630M108	13G	Page 12 of 21

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): SightLine Vintage Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 53630M108	13G	Page 13 of 21

Item 1(a).            Name of Issuer:

LipoScience, Inc. (“LipoScience”)

Item 1(b).            Address of Issuer’s Principal Executive Offices:

2500 Sumner Boulevard, Raleigh, North Carolina 27616

Item 2(a).            Name of Person Filing:

(i)            Buzz Benson
(ii)           Joseph Biller
(iii)          Maureen Harder
(iv)          Scott Ward
(v)           SightLine Partners LLC
(vi)          SightLine Healthcare Fund III, L.P.
(vii)         SightLine Healthcare Management III, L.P.
(viii)        SightLine Healthcare Opportunity Fund, LLC
(ix)           SightLine Opportunity Management, LLC
(x)            SightLine Healthcare Vintage Fund, L.P.
(xi)           SightLine Vintage Management, LLC

Item 2(b).            Address of Principal Business Office or, if None, Residence:
8500 Normandale Lake Blvd., Suite 1070
Bloomington, MN 55437

Item 2(c).            Citizenship:

(i)            Buzz Benson - United States citizen
(ii)           Joseph Biller - United States citizen
(iii)          Maureen Harder - United States citizen
(iv)          Scott Ward - United States citizen
(v)           SightLine Partners LLC - Delaware limited liability company
(vi)          SightLine Healthcare Fund III, L.P. - Delaware limited partnership
(vii)         SightLine Healthcare Management III, L.P. - Delaware limited partnership
(viii)	SightLine Healthcare Opportunity Fund, LLC - Delaware limited liability company
(ix)	SightLine Opportunity Management, LLC - Delaware limited liability company
(x)           SightLine Healthcare Vintage Fund, L.P. - Delaware limited partnership
(xi)	SightLine Vintage Management, LLC - Delaware limited liability company

Item 2(d).            Title of Class of Securities:

Common Stock, $0.001

CUSIP No. 53630M108	13G	Page 14 of 21

Item 2(e).            CUSIP Number:

53630M108

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)          ☐  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)          ☐  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐ A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______________________

Item 4                  Ownership:

With respect to the beneficial ownership of the reporting persons, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.                 Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

Item 6.                 Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable

Item 8.                 Identification and Classification of Members of the Group:

Not applicable.

CUSIP No. 53630M108	13G	Page 15 of 21

Item 9.                 Notice of Dissolution of Group:

Not applicable.

Item 10.              Certifications:

Not applicable.

CUSIP No. 53630M108	13G	Page 16 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           ________ __, 2015

/s/ Joseph Biller
Name: Joseph Biller

/s/ Maureen Harder
Name: Maureen Harder

/s/ Scott Ward
Name: Scott Ward

/s/ Buzz Benson
Name: Buzz Benson

SIGHTLINE PARTNERS, LLC

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE HEALTHCARE FUND III, L.P.
By: SightLine Healthcare Management III, L.P., its General Partner
By: SightLine Partners LLC, its General Partner

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE HEALTHCARE MANAGEMENT III, L.P.
By: SightLine Partners LLC, its General Partner

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

CUSIP No. 53630M108	13G	Page 17 of 21

SIGHTLINE HEALTHCARE OPPORTUNITY FUND, LLC
By: SightLine Opportunity Management, LLC, its Manager
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE OPPORTUNITY MANAGEMENT, LLC
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE HEALTHCARE VINTAGE FUND, L.P.
By: SightLine Vintage Management, LLC, its General Partner
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE VINTAGE MANAGEMENT, LLC
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

CUSIP No. 53630M108	13G	Page 18 of 21

Exhibit Index

SCHEDULE 13G

Exhibit Number	Exhibit Description

1	Joint Filing Agreement

CUSIP No. 53630M108	13G	Page 19 of 21

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13G and any amendments thereto with respect to the common stock of LipoScience, Inc. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated: , 2015

/s/ Joseph Biller
Name: Joseph Biller

/s/ Maureen Harder
Name: Maureen Harder

/s/ Scott Ward
Name: Scott Ward

/s/ Buzz Benson
Name: Buzz Benson

SIGHTLINE PARTNERS, LLC

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE HEALTHCARE FUND III, L.P.
By: SightLine Healthcare Management III, L.P., its General Partner
By: SightLine Partners LLC, its General Partner

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

CUSIP No. 53630M108	13G	Page 20 of 21

SIGHTLINE HEALTHCARE MANAGEMENT III, L.P.
By: SightLine Partners LLC, its General Partner

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE HEALTHCARE OPPORTUNITY FUND, LLC
By: SightLine Opportunity Management, LLC, its Manager
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE OPPORTUNITY MANAGEMENT, LLC
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

SIGHTLINE HEALTHCARE VINTAGE FUND, L.P.
By: SightLine Vintage Management, LLC, its General Partner
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director

CUSIP No. 53630M108	13G	Page 21 of 21

SIGHTLINE VINTAGE MANAGEMENT, LLC
By: SightLine Partners LLC, its Manager

By:	/s/ Buzz Benson
Name: Buzz Benson
Title: Managing Director